INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Delta Oil and Gas, Inc.
(A Development stage Company)

We consent to the use of our report of Independent Registered Public Accounting Firm dated March 23, 2007 in the Registration Statements on Form S-4 on the consolidated balance sheet of Delta Oil and Gas, Inc. (a Development Stage Company) as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash Flows for the year ended December 31, 2006, and for the period from inception on January 9, 2001 through to December 31, 2006, and any amendments to the Registration Statement on Form S-4.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-4.

 /s/ TELFORD SADOVNICK, P.L.L.C.
TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
September 30, 2008